Exhibit 10.81

Autobytel Inc. Human Resources Department 18872 MacArthur Boulevard, Suite 200 Irvine, CA 92612-1400 Voice: (949) 862-1312 Fax: (949) 797-0428

Memo

DATE:	March 1, 2009

TO:	Wes Ozima
FROM:	Glenn Fuller – EVP, Chief Legal and Administrative Officer and Secretary
CC:	Curt Dewalt – SVP and Chief Financial Officer

RE:	Promotion

It is a pleasure to inform you of your promotion to VP and Controller at Autobytel Inc. In this position you will continue to report to Curt Dewalt, SVP and Chief Financial Officer. Following is a summary of your promotion.

New Position:	VP and Controller

Semi-Monthly Rate:	$7,291.67 ($175,000 Approximate Annually)

Effective Date:	March 1, 2009

Bonus Opportunity:	You shall be entitled to participate in annual incentive bonus plans, if any, that may be adopted by the Company from time to time and that are afforded generally to persons employed by the Company at your position level (subject to the terms and conditions of any such annual incentive bonus plans). Should such an annual incentive bonus plan be adopted for any annual period, your target annual incentive bonus opportunity will be as established by the Company for each annual period, which is anticipated to be up to 35% of your annualized salary (i.e., 12 x Base Monthly Salary) based on achievement of objectives specified by the Company each annual incentive bonus period (which may include Company-wide performance objectives, divisional or department performance objectives and/or individual performance objectives, allocated between and among such performance objectives as the Company may determine). Specific annual incentive bonus plan details target bonus opportunity and objectives for each annual bonus plan period will be set forth in written documents signed by the parties. You understand that the Company’s annual bonus plans, their structure and components, specific target bonus opportunities and objectives, and the achievement of objectives and payouts, if any, thereunder are subject to the sole discretion of the Company’s Board of Directors, or a committee thereof.

Please feel free to call if you have any questions.

Best regards,

Autobytel Inc.

/s/ Glenn E. Fuller

Glenn Fuller

EVP, Chief Legal and Administrative Officer and Secretary

Autobytel Inc.
18872 MacArthur Blvd.	<voice> 949.225.4500
Irvine, CA 92612-1400	<fax> 949.225.4541

August 6, 2004

Wesley Ozima

9 Foxcrest

Irvine, CA 92620

Dear Wesley:

It is a pleasure to offer you the position of Director, Internal Audit at Autobytel Inc. Please be reminded that our offer of employment is contingent upon completion of our background check and your reviewing and accepting the terms of our various pre-hire and new-hire documents, including the employee handbook, the Confidentiality Agreement, the Arbitration Agreement, the Securities Trading Policy, and the Code of Conduct and Ethics for Employees, Officers and Directors. Following is a summary of our offer:

Position:	Director, Internal Audit

Semi-Monthly Rate:	$5000.00 ($120,000.00 Annually)

Hire Date:	August 23, 2004

Stock Options:	20,000 subject to board approval

Bonus Opportunity:	Target bonus opportunity is up to 20%, on an annual basis based on achievement of specified objectives. Specific objectives and plan details to be outlined in a separate document and incorporated herein by reference. Bonus will be prorated based upon actual time worked within the first year of employment.

As a condition of employment, you will be required to sign the standard Employee Confidentiality Agreement and the Arbitration Agreement, which will apply during your employment with the Company and thereafter. Two originals of each of these agreements are enclosed for your review. Upon acceptance of this offer of employment, please sign and/or date in the designated areas, and return two signed originals of each directly to me. Hoshi Printer, Autobytel Inc.’s E.V.P., Chief Financial Officer, will then sign and return one complete package to you for your records.

Enclosed you will also find information regarding our benefits package. Please review the information, fill out as much as possible, and bring it with you on your first day of employment. If you have any questions or concerns they will be addressed during your new hire orientation or you may contact Terry Brennan at (949) 862-3058.

The Immigration Reform and Control Act of 1986 requires all new associates to provide proof of citizenship and/or right to work documentation within three (3) days from the commencement of employment. A list of acceptable documents is enclosed. Please bring documents to verify employment eligibility on your first day of work.

Autobytel Inc.	1	Offer Letter

A u t o b y t e l . c o m    •    A u t o w e b . c o m    •    C a r S m a r t . c o m    •    A u t o S i t e . c o m

The provisions of this letter are severable which means that if any part of the letter is legally unenforceable, the other provisions shall remain fully valid and enforceable. This letter sets forth our complete understanding regarding the matters addressed herein and supersedes all previous agreements or understandings between you and the Company, whether written or oral.

Wesley, while we sincerely hope your employment relationship with Autobytel Inc., will be mutually rewarding, we want to be clear that by our policy, your employment is “at will” and there is no express or implied contract of employment for a specified period of time. This means that you may resign at any time without notice and that Autobytel Inc., may terminate your employment or change the terms of your employment, including but not limited to your duties, position, or compensation, at any time without cause and without notice. Our at-will employment policy may not be changed except by an explicit written agreement signed by both you and the President and CEO of Autobytel Inc. This policy supersedes any prior written or oral communications to the contrary.

In addition, Autobytel requires that you comply with all terms of any employment agreement that you may have with your current or former employer, Volt Information Sciences, Inc. Specifically, Autobytel expects that you will comply with any notification requirements of any agreement with Volt Information Sciences, Inc., and Autobytel will adjust your start date accordingly to accommodate any required notice period.

Autobytel further expects that you will comply with any confidentiality provisions of any agreement with Volt Information Sciences, Inc. Moreover, and regardless of whether you have a written agreement with Volt Information Sciences, Inc., Autobytel does not want you to disclose to us or provide copies of any confidential, proprietary or trade secret information from Volt Information Sciences, Inc.

This offer shall expire 7 days from date of issue. Please indicate acceptance of our offer by signing and returning the enclosed copy of this letter. By signing this offer letter you also will be acknowledging that you are not relying on any promises or representations other than those set forth above in deciding to accept this conditional offer of employment. You may fax a signed copy, if you wish, to our confidential fax at (949) 862-1324. Feel free to call if you have questions. We look forward to having you join the Autobytel Inc., team.

/s/ Wesley Ozima
Wesley Ozima

Best regards,

Autobytel Inc.

/s/ Mark Ernst

Mark Ernst
V.P., Human Resources

Autobytel Inc.	2	Offer Letter